                                                                      EXHIBIT 23



                      CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the inclusion in this Form 8-K dated October 30, 1997 and the incorporation by reference into the Registrant's two previously filed Registration Statements on Form S-3 (File Nos. 333-21873 and 333-29879) of our report dated October 27, 1997, on our audit of the combined historical statement of revenues and certain expenses of the Pacifica Acquisition Properties, of our report dated October 16, 1997 on our audit of the combined historical statement of revenues and certain expenses of the Sealy Acquisition Properties and of our report dated October 20, 1997 on our audit of the combined historical statement of certain revenues and certain expenses of the 1997 Acquisition III Properties.







                                            COOPERS & LYBRAND L.L.P.


Chicago, Illinois
November 13, 1997




                                      31